Exhibit 99.1

Comtech Appoints Ken Peterman to Board of Directors

Defense Industry Veteran Peterman Adds Deep Satellite and US Government Experience

MELVILLE, N.Y. -- May 10, 2022 -- Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, announced today that it had appointed seasoned satellite executive Ken Peterman to Comtech’s Board of Directors. Ken will join the Board’s Science and Technology Committee.

“This is a significant and pivotal time for Comtech, as we strive to be the global leader in Failsafe Communications. Ken’s expertise in satellite technology and decades of experience with U.S. government contracting speaks for itself, providing an impeccable foundation from a strategic, executive leadership and governance perspective. He is a remarkable individual with a unique skillset, and I am delighted to welcome him to our Board,” said Michael Porcelain, President and CEO of Comtech.

An award-winning global executive leader, Peterman’s accomplished career spans over forty years in the defense segment, accumulating credentials across a wide array of markets and both commercial and government satellite systems. He has augmented a strategic landscape in tactical and satellite communications, cybersecurity, and C4 defense technology sectors through tenures at the President/CEO and VP/GM level of top defense companies including Viasat, ITT/Exelis, Collins Aerospace, Raytheon and SpyGlass Group. Most recently, as President at Viasat Government Systems, Peterman led a world-class satellite communications, mobile networking and cybersecurity portfolio. At Raytheon, he developed a $1B/year Tactical Defense Electronics Systems Division with market-leading performance. While at ITT/Exelis, he led major restructuring actions across twelve states plus the U.K. (with sales of ~$1.3B/yr), improving resource utilization and reducing infrastructure to align with emerging market and budget realities while creating double-digit growth.

“This is a key time for Comtech, and I am deeply focused on helping the Company grow and compete in the global marketplace. I am thrilled to join the Board and help steer Comtech into a new era of commercial success and shareholder value,” commented Ken Peterman.

About Comtech
Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com (and preview its new website at www.comtech.com).

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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Comtech Investor Relations:
Robert Samuels
robert.samuels@comtech.com
(631) 962-7102